UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
On November 16, 2014, Halliburton Company ("Halliburton") and Baker Hughes Incorporated ("Baker Hughes") entered into a merger agreement under which, subject to the conditions set forth in the merger agreement, Baker Hughes will merge with and into Red Tiger LLC, a wholly owned subsidiary of Halliburton. As a result, Red Tiger LLC will continue to exist as a wholly owned subsidiary of Halliburton. Under the terms of the merger agreement, at the effective time of the acquisition, each share of Baker Hughes common stock (other than dissenting shares and other than shares held in Baker Hughes’s treasury or owned by Halliburton or any subsidiary of Baker Hughes or Halliburton, which will be cancelled for no consideration) will be converted into the right to receive 1.12 shares of Halliburton common stock and $19.00 in cash, with cash paid in lieu of fractional shares. Halliburton intends to finance the cash portion of the acquisition through a combination of cash on hand and debt financing.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the historical consolidated statements of operations of Halliburton and Baker Hughes, giving effect to the acquisition as if it had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 combines the historical consolidated balance sheets of Halliburton and Baker Hughes, giving effect to the acquisition as if it had occurred on December 31, 2014. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the accompanying notes to the unaudited pro forma condensed combined financial statements; (ii) the historical financial statements of Halliburton and the accompanying notes in Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2014; (iii) the historical financial statements of Baker Hughes and the accompanying notes in Baker Hughes’s Annual Report on Form 10-K for the year ended December 31, 2014; and (iv) additional information contained in, or incorporated by reference into, the joint proxy statement/prospectus filed with the Securities and Exchange Commission on February 18, 2015.
The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. Since the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the acquisition may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. In addition, the unaudited pro forma condensed combined financial information does not intend to project the future financial position or operating results of the combined company.

HALLIBURTON COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2014
(In millions)

	Historical
	Halliburton	Baker Hughes	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and equivalents	$2,291	$1,740	$(489)	(a)	$3,542
Receivables, net	7,564	5,418	(18)	(b)	12,964
Inventories, net	3,571	4,074			7,645
Other current assets	1,642	813			2,455
Total current assets	15,068	12,045	(507)		26,606
Property, plant, and equipment, net	12,475	9,063	906	(c)	22,444
Goodwill	2,330	6,081	7,490	(d)	15,901
Other assets	2,367	1,638	5,134	(e)	9,139
Total assets	$32,240	$28,827	$13,023		$74,090
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,814	$2,807	$(18)	(b)	$5,603
Accrued employee compensation and benefits	1,033	782	96	(f)	1,911
Loss contingency for Macondo well incident	367	—			367
Other current liabilities	1,669	1,048			2,717
Total current liabilities	5,883	4,637	78		10,598
Long-term debt	7,840	3,913	8,530	(g)	20,283
Loss contingency for Macondo well incident	439	—			439
Employee compensation and benefits	691	629			1,320
Other liabilities	1,089	918	1,910	(h)	3,917
Total liabilities	$15,942	$10,097	$10,518		$36,557
Shareholders’ equity:
Common stock	$2,679	$434	$792	(i)	$3,905
Paid-in capital in excess of par value	309	7,062	12,957	(i)	20,328
Accumulated other comprehensive loss	(399)	(749)	749	(i)	(399)
Retained earnings	21,809	11,878	(11,993)	(i)	21,694
Treasury stock	(8,131)	—			(8,131)
Company shareholders’ equity	16,267	18,625	2,505		37,397
Noncontrolling interest in consolidated subsidiaries	31	105			136
Total shareholders’ equity	16,298	18,730	2,505		37,533
Total liabilities and shareholders’ equity	$32,240	$28,827	$13,023		$74,090
See notes to unaudited pro forma condensed combined financial statements

HALLIBURTON COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2014
(In millions of dollars and shares except per share data)

	Historical
	Halliburton	Baker Hughes	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Services	$25,039	$16,495	$(81)	(j)	$41,453
Product sales	7,831	8,056			15,887
Total revenue	32,870	24,551	(81)		57,340
Operating costs and expenses:
Cost of services	21,060	13,452	249	(j)	35,717
			956	(k)
Cost of sales	6,599	6,294	678	(k)	13,571
Activity related to the Macondo well incident	(195)	—			(195)
General and administrative	309	1,271	(959)	(k)	604
			(17)	(l)
Research and engineering	—	613	(613)	(k)	—
Litigation settlements	—	62	(62)	(k)	—
Total operating costs and expenses	27,773	21,692	232		49,697
Operating income	5,097	2,859	(313)		7,643
Interest expense, net of interest income	(383)	(232)	(240)	(m)	(855)
Other, net	(2)	—			(2)
Income from continuing operations before income taxes	4,712	2,627	(553)		6,786
Provision for income taxes	(1,275)	(896)	200	(n)	(1,971)
Income from continuing operations	3,437	1,731	(353)		4,815
Income attributable to noncontrolling interest	(1)	(12)			(13)
Income from continuing operations attributable to company	$3,436	$1,719	$(353)		$4,802

Income from continuing operations per share attributable to company shareholders:
Basic	$4.05	$3.93			$3.58
Diluted	$4.03	$3.92			$3.57
Weighted average common shares outstanding
Basic	848	437	57	(o)	1,342
Diluted	852	439	55	(o)	1,346
See notes to unaudited pro forma condensed combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
Note 1. Basis of Pro Forma Presentation
The acquisition is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method of accounting. Under the acquisition method, the total estimated purchase price as described in Note 2 will be measured at the closing date of the acquisition using the market price of Halliburton common stock at that time plus the cash consideration. This may result in a merger consideration value that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined financial statements. Halliburton will record all assets acquired and liabilities assumed at their respective acquisition-date fair values.
Halliburton has performed a preliminary valuation analysis of the fair market value of the Baker Hughes assets to be acquired and liabilities to be assumed and the related allocations of the estimated consideration to such items. Halliburton will perform a detailed review of Baker Hughes’s accounting policies in connection with the completion of the acquisition and, therefore, has not identified all adjustments, if any, necessary to conform Baker Hughes’s financial records to Halliburton’s accounting policies. As a result, amounts used in these unaudited pro forma condensed combined financial statements will differ from ultimate amounts once Halliburton has determined the final allocation of the merger consideration, completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations, and identified any necessary conforming accounting policy changes for Baker Hughes. Accordingly, the final allocation of the merger consideration, which will be determined subsequent to the closing of the acquisition, and its effect on the results of operations, may differ materially from the estimated allocation and unaudited pro forma combined amounts included herein.
The unaudited pro forma condensed combined financial statements do not reflect any potential divestitures that may be transacted prior to, or subsequent to, the consummation of the acquisition, as they are not identifiable with any reasonable certainty as of the date of this current report. For each reduction of revenue of $1 billion due to potential divestitures of a Halliburton-specific business, the impact to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 would be as follows: a $155 million reduction in operating income, a $110 million reduction in income from continuing operations, and a $0.08 reduction in diluted income from continuing operations per share. For each reduction of revenue of $1 billion due to potential divestitures of a Baker Hughes-specific business, the impact for the same period would be as follows: a $116 million reduction in operating income, an $83 million reduction in income from continuing operations, and a $0.06 reduction in diluted income from continuing operations per share. These reductions assume a pro forma combined effective tax rate of 29.0%, pro forma combined weighted average diluted shares outstanding of 1.346 billion and historical total company operating margins for Halliburton and Baker Hughes relating to potential divestitures of a respective company-specific business. Depending on the types and amount of businesses or assets divested, operating margins could be higher or lower, and thus actual divestitures will yield different results that could be materially different than the amounts discussed above.
The unaudited pro forma condensed combined financial statements also do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the total expected costs to integrate the operations of Halliburton and Baker Hughes, or the total expected costs necessary to achieve such cost savings, operating synergies and revenue enhancements.
Certain reclassifications have been made to the historical presentation of Baker Hughes to conform to the presentation used in the unaudited pro forma condensed combined financial statements. These reclassifications have no impact on the historical operating income, income from continuing operations, income from continuing operations attributable to company, total assets, liabilities or shareholders’ equity reported by Halliburton or Baker Hughes. Upon consummation of the acquisition, further review of Baker Hughes’s financial statements may result in additional revisions to Baker Hughes’s classifications to conform to Halliburton’s presentation.

Note 2. Estimated Merger Consideration and Allocation
The estimated consideration is approximately $29.6 billion based on Halliburton’s closing share price of $42.99 on March 2, 2015. The value of the merger consideration will fluctuate based upon changes in the share price of Halliburton’s common stock and the number of Baker Hughes common shares, stock options, and other equity-based awards outstanding on the closing date.
The following table summarizes the components of the estimated consideration (in millions of dollars and shares, except for per share amounts and exchange ratio).

Estimated Baker Hughes fully dilutive shares outstanding*	437.9
Cash consideration (per Baker Hughes share)	$19.00
Estimated cash portion of purchase price	$8,320

Estimated Baker Hughes fully dilutive shares outstanding*	437.9
Exchange ratio (per Baker Hughes share)	1.12
Estimated total Halliburton common shares assumed to be issued	490.4
Halliburton share price**	$42.99
Estimated equity portion of purchase price	$21,084

Estimated total Baker Hughes stock options outstanding assumed by Halliburton	14.8
Estimated fair value per share	$10.83
Estimated stock option consideration	$161
Total estimated consideration assumed to be paid	$29,565

* Represents Baker Hughes outstanding shares as of February 26, 2015. Excludes estimated Baker Hughes stock options outstanding, which are converted using a different exchange methodology in accordance with the merger agreement.

** Reflects Halliburton’s share price as of March 2, 2015. The final purchase price per share and corresponding total consideration will be determined on the date of closing.
Halliburton anticipates using $320 million of cash on hand and approximately $8.0 billion of debt financing to fund the cash portion of the merger consideration.
Stock Option Assumptions
The estimated fair value per share of the Baker Hughes stock options assumed by Halliburton was estimated as of March 2, 2015 using the Black-Scholes valuation model utilizing the following assumptions:

Stock price	$42.99
Post-conversion exercise price	$34.53
Expected volatility	39%
Dividend yield	1.82%
Risk-free interest rate	1.63%
Expected term	1 year
Black-Scholes weighted average fair value per option	$10.83

Merger Consideration Sensitivity
The table below illustrates the potential impact to the total estimated consideration resulting from a 10% increase or decrease in Halliburton’s share price of $42.99 on March 2, 2015. For the purpose of this calculation, the total number of shares has been assumed to be the same as in the table above (in millions).

	10% increase in Halliburton share price	10% decrease in Halliburton share price
Cash consideration	$8,320	$8,320
Share consideration	23,192	18,975
Stock option consideration	197	127
Merger consideration	$31,709	$27,422
Preliminary Purchase Price Allocation
Halliburton has performed a preliminary valuation analysis of the fair market value of the Baker Hughes assets to be acquired and liabilities to be assumed and the related allocations to such items of the estimated consideration. The following table summarizes the allocation of the preliminary purchase price as of December 31, 2014 (in millions):

Total current assets	$12,045
Property, plant, and equipment, net	9,969
Goodwill	13,571
Other assets *	6,718
Total current liabilities	(4,733)
Long-term debt	(4,443)
Other non-current liabilities	(3,457)
Noncontrolling interest in consolidated subsidiaries	(105)
Total estimated consideration	$29,565

* Includes $5.9 billion of intangible assets.
The preliminary allocation of the purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments for the fair value of Baker Hughes’s assets and liabilities. The final allocation will be determined subsequent to the closing of the acquisition once Halliburton has determined the final merger consideration and completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in historical carrying values and fair value of property, plant, and equipment, (2) changes in allocations to intangible assets such as trademarks and trade names, in-process research and development, developed technology, including patents, and customer related assets, and (3) other changes to assets and liabilities.
Halliburton estimated the fair value adjustment to increase property, plant, and equipment would be approximately $906 million. This estimate of fair value is preliminary and subject to change once Halliburton has sufficient information as to the specific types, nature, age, condition and location of Baker Hughes’s property, plant, and equipment. A 10% change in the valuation of property, plant, and equipment would cause a corresponding increase or decrease in annual depreciation expense of approximately $66 million, assuming a useful life of 15 years. Halliburton has also estimated the fair value adjustment to increase Baker Hughes’s debt to fair value would be $530 million based on prevailing market prices at December 31, 2014. Halliburton has estimated that the fair value adjustment to increase deferred tax liabilities would be $1.9 billion, relating to estimated fair value adjustments for intangible assets, long-term debt, and property, plant, and equipment, at the 35% U.S. federal statutory tax rate. Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identifiable assets to be acquired and liabilities to be assumed. Goodwill is not amortized, but rather is subject to impairment testing on at least an annual basis.
As part of the preliminary valuation analysis, Halliburton identified intangible assets including technology, trade names, customer relationships, and in-process research and development. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of Baker Hughes’s intangible assets could not be obtained as of the date of this current report, for purposes of these unaudited pro forma condensed combined financial statements, Halliburton used certain high-level assumptions based on publicly available transaction data for the oilfield services industry.
The following table summarizes the fair values recorded for the Baker Hughes identifiable intangible assets and their estimated useful lives (in millions except for years):

	Estimated Fair Value	Weighted Average Estimated Useful Life	Annual Amortization Expense
Customer relationships	$2,544	15.0	$170
Technology	2,042	15.0	136
Trade names	971	25.0	39
In-process research and development	335	Indefinite	—
	$5,892		$345
These preliminary estimates of fair value and estimated useful life will likely differ from ultimate amounts once Halliburton has completed the detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in annual amortization expense of approximately $34 million, assuming an overall weighted-average useful life of 17 years.
Note 3. Pro Forma Adjustments

(a)
Reflects an adjustment to cash on hand that is payable upon consummation of the acquisition as follows: (i) $320 million representing the portion of the estimated cash consideration payable by Halliburton to the stockholders of Baker Hughes that is expected to be funded by cash on hand, in excess of proceeds used from estimated debt financing, (ii) $54 million representing an estimate of Halliburton’s debt issuance costs for new debt issued to fund the cash consideration, and (iii) $115 million representing an estimate of Halliburton’s acquisition-related transaction costs, including fees related to advisory, legal, investment banking, and other professional services, all of which are directly attributable to the acquisition. These are non-recurring charges and have been excluded from the unaudited pro forma condensed combined statement of operations. No adjustment has been made for acquisition-related costs to be incurred by Baker Hughes.

(b)	Reflects the elimination of accounts receivable and accounts payable in connection with each party’s revenue and expenses relating to the other party.

(c)	Reflects a fair value adjustment to Baker Hughes’s property, plant, and equipment. See Note 2 for further information.

(d)
To record the preliminary valuation of goodwill created as a result of the acquisition ($13.6 billion) and to eliminate the historical goodwill of Baker Hughes ($6.1 billion). See Note 2 for an explanation of the calculation of goodwill created.

(e)
Reflects an adjustment as follows: (i) a $5.1 billion increase to intangible assets to reflect the preliminary allocation of the purchase price to the fair value of Baker Hughes’s intangible assets ($5.9 billion fair value, less $0.8 billion historical intangible assets of Baker Hughes). See Note 2 for further information; and (ii) $54 million of estimated debt issuance costs related to the issuance of new debt upon the consummation of the acquisition.

(f)
Reflects accrual for estimated cash payments to be made to certain Baker Hughes employees as a result of pre-existing change of control contractual provisions that will become payable at the time the acquisition is consummated. These amounts are estimates and include certain assumptions based on decisions that have not been finalized. These amounts will be expensed as incurred and are not reflected in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the combined company.

(g)
Represents an aggregate pro forma adjustment to long-term debt, which includes: (i) an estimated net issuance of approximately $8.0 billion in new debt by Halliburton to finance a portion of the estimated cash consideration of the acquisition and (ii) $530 million fair value adjustment of Baker Hughes debt based on prevailing market prices at December 31, 2014.

(h)
Represents an adjustment to deferred tax liabilities based on the U.S. federal statutory tax rate of 35% multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill, as calculated below (in millions):

Fair value adjustment to increase intangible assets	$5,080
Fair value adjustment to increase property, plant, and equipment	906
Fair value adjustment to increase long-term debt	(530)
$5,456
U.S. federal statutory tax rate	35%
$1,910

(i)	Reflects adjustments to eliminate Baker Hughes’s historical equity balances and record estimated consideration at fair value (in millions).

Common stock issued as part of equity consideration of the acquisition	$1,226
Elimination of Baker Hughes historical common stock	(434)
Pro forma adjustment to common stock	$792

Equity consideration recorded as paid-in capital in excess of par value	$19,858
Stock option consideration recorded as paid-in capital in excess of par value	161
Elimination of Baker Hughes historical paid-in capital in excess of par value	(7,062)
Pro forma adjustment to paid-in capital in excess of par value	$12,957

Elimination of Baker Hughes historical accumulated other comprehensive income	$749
Pro forma adjustment to accumulated other comprehensive income	$749

Retained earnings impact from pro forma adjustments	$(115)
Elimination of Baker Hughes historical beginning retained earnings	(11,878)
Pro forma adjustment to retained earnings	$(11,993)

(j)
Reflects the following adjustments: (i) elimination of revenue and cost of services for activity between Halliburton and Baker Hughes, (ii) intangible asset amortization expense of $345 million as a result of the acquisition and the elimination of Baker Hughes’s historical intangible asset amortization expense of $107 million, and (iii) incremental depreciation expense of $60 million associated with depreciating the estimated fair value adjustment to Baker Hughes’s property, plant, and equipment over the estimated remaining useful life of 15 years. See Note 2 for further information of intangible assets and property, plant, and equipment.

(k)
Reflects certain reclassifications that have been made to the historical presentation of Baker Hughes to conform to the presentation used in the unaudited pro forma condensed combined statement of operations.

(l)
Reflects the removal of acquisition-related costs incurred by Halliburton which do not have a continuing impact and therefore are not reflected in the unaudited pro forma condensed combined statement of operations.

(m)
Represents the following adjustments: (i) incremental interest expense of $284 million associated with continuing operations on the debt to be issued in connection with the acquisition, including amortization of the discount and issuance costs over the lives of the debt issued. Halliburton anticipates funding the cash portion of the acquisition through a combination of cash on hand and approximately $8.0 billion of debt financing with an estimated average annual interest cost of 3.5%. A change of 0.125% in the effective interest rate on the incremental debt would cause a change in annual interest expense of approximately $7 million, net of income taxes; (ii) a reduction in interest expense of $41 million related to the amortization of Baker Hughes’s fair value of debt purchase price adjustment using an estimated 13-year amortization period that approximates the weighted average maturity of Baker Hughes’s long-term debt; and (iii) a reduction in interest expense of $3 million for bridge loan commitment fees in connection with the acquisition which do not have a continuing impact and therefore are not reflected in the unaudited pro forma condensed combined statement of operations.

(n)
Reflects the income tax effect of the pro forma adjustments, excluding nontaxable acquisition-related costs, which was calculated using a 35% U.S. federal statutory tax rate. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma condensed combined financial statements for a variety of reasons, including post-acquisition activities.

(o)
Reflects the elimination of Baker Hughes weighted-average shares outstanding and the issuance of 490 million shares of Halliburton common stock to Baker Hughes stockholders as part of the equity portion of the merger consideration, along with 4 million equivalent option shares for the dilutive impact of Baker Hughes options outstanding (in millions).

	Basic	Diluted
Halliburton weighted-average shares outstanding	848	852
New Halliburton shares to be issued	494	494
Pro Forma Combined shares outstanding	1,342	1,346